As filed with the Securities and Exchange Commission on March 8, 1999
                                                      Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         PROGRESS FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)

       Delaware                        6711                       23-2413363
(State or other juris-            (Primary Standard           (I.R.S. Employer
diction of incorporation      Industrial Classification      Identification No.)
  or organization)                   Code No.)

                               Four Sentry Parkway
                                    Suite 230
                       Blue Bell, Pennsylvania 19422-0764
                                 (610) 825-8800
               (Address, including zip code and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                                 W. Kirk Wycoff
                 Chairman, President and Chief Executive Officer
                         Progress Financial Corporation
                               Four Sentry Parkway
                                    Suite 230
                       Blue Bell, Pennsylvania 19422-0764
                                 (610) 825-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with a copy to:

                            Raymond A. Tiernan, Esq.
                             Kenneth B. Tabach, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                                 (202) 347-0300

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

    Of the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestments plans, check the following box. x

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------


                                     Proposed        Proposed
Title of each Class of  Amount        Maximum         Maximum         Amount of
 Securities to be       to be      Offering Price    Aggregate      Registration
    Registered         Registered    Per Share(1)  Offering Price(1)     Fee
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Common Stock, par
  value $1.00
  per share           54,003 shares    $14.53        $784,663.59        $218.14

Preferred Stock
 Purchase Rights (2)  54,003 shares       -             -                    -
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock on March 2, 1999, as reported by the Nasdaq Stock Market per Rule 457(c). (2) Each share of Common Stock has one Preferred Stock Purchase Right attached thereto without charge.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.Information contained herein is subject to completion or amendment. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
--------------------------------------------------------------------------------
                   Subject to Completion, Dated March 8, 1999
PROSPECTUS

                                  54,003 Shares

                         PROGRESS FINANCIAL CORPORATION

                                  Common Stock

    This Prospectus relates to the public offering, which is not being underwritten, of up to 54,003 shares (the "Offered Stock") of Common Stock, par value $1.00 per share (the "Common Stock"), of Progress Financial Corporation (the "Company") which may be offered from time to time for the account of the selling stockholders named herein (the "Selling Stockholders"). The shares of Offered Stock were issued to the Selling Stockholders in connection with the Company's acquisition of Primary Capital Corp., a Delaware corporation, pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Company will not receive any of the proceeds from the sale of shares of Offered Stock by the Selling Stockholders.

    The shares of Offered Stock may be offered and sold from time to time by the Selling Stockholders directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of Offered Stock may be effected in one or more transactions that may take place through the Nasdaq Stock Market, including block trades or ordinary broker's transactions, or through privately-negotiated transactions, or in accordance with Rule 144 under the Securities Act, or through a combination of any such method of sale, at market prices or at negotiated prices. Usual and customary or negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Selling Stockholders and any dealers or agents that participate in the distribution of the Offered Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. See "Plan of Distribution."

    The Common Stock is traded on the Nasdaq Stock Market's National Market under the symbol "PFNC." On March 5, 1999, the closing price for the Common Stock was $14.6875 per share.

    See "Risk Factors" beginning on page 3 for a discussion of certain factors that should be considered carefully by prospective investors in the Common Stock offered hereby.
                                  -------------
    Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 --------------
    The securities offered hereby are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency or instrumentality.

                   The date of this Prospectus is March , 1999

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, proxy statements or other information filed by the Company at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. The Company's filings with the Commission are also available to the public from document retrieval services and at the Commission Internet website (http://www.sec.gov).

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder. This Prospectus is a part of the Registration Statement. As permitted by the Securities Act, this Prospectus does not contain all of the information you can find in the Registration Statement. The Registration Statement is available for inspection and copying as set forth above.

         The Commission allows the Company to "incorporate by reference" into this Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Prospectus, except for any information superseded by information contained in later-filed documents incorporated by reference in this Prospectus. The Company incorporates by reference the documents filed by it with the Commission listed below and any future filings made by it with the Commission prior to the termination of the offering made hereby under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

------------------------------------------------------------ -------------------
Company Filings (File No. 0-14815)                          Period/Date
------------------------------------------------------------ -------------------
Annual Report on Form 10-K                         Year ended December 31, 1997


Quarterly Reports on Form 10-Q                     Quarters ended March 31,1998;
                                                   June  30,  1998 and
                                                   September 30, 1998

Current Reports on Form 8-K                        Filed on January 27 and
                                                   April 28, 1998

         You may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address:


                         Progress Financial Corporation
                         Four Sentry Parkway, Suite 230
                       Blue Bell, Pennsylvania 19422-0764
                           Attention: Michael B. High
                                 (610) 825-8800


         You should rely only on the information contained or incorporated by reference in this Prospectus. The Company has not authorized anyone else to provide you with information that is different from that which is contained in this Prospectus. Moreover, no offer of the Common Stock is being made in any state where the offer is not permitted. The information contained in this Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

                                  RISK FACTORS

         Prospective investors should consider carefully the following factors in addition to the other information included or incorporated by reference in this Prospectus before making an investment in the Common Stock. Certain statements contained or incorporated by reference herein are not based on historical  facts and are  "forward-looking  statements"  within the  meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "anticipate," "believe," "commitment," "consider," "continue," "could," "encourage," "estimate," "expect," "intend," "may," "plan," "present," "propose," "prospect," "will," future or conditional verb tenses, similar terms, variations on such terms or negatives of such terms. Although the Company believes that the anticipated results or other expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that those results or expectations will be attained. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of factors, including, but not limited to, those described below and other factors generally affecting the banking industry. Some, but not all, of these risks are summarized below as well as in the Company's reports and filings with the Commission, including its periodic reports under the Exchange Act. The Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Risks Related to Increased Emphasis on Commercial Business, Construction, Commercial Real Estate and Consumer Lending and Lease Financing

         Since 1996, the Company has increased its emphasis on commercial business, residential construction, commercial real estate (primarily multi-family residential), consumer lending and lease financing. Commercial business and commercial real estate lending entails different and significant risks when compared to single-family residential lending because such loans often involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the project or the borrower's business. Commercial real estate lending can also be significantly affected by supply and demand conditions in the local market for apartments, offices, warehouses or other commercial space. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of value proves to be inaccurate, the Company may be confronted, at or prior to the maturity of the loan, with a project, when completed, having a value which is insufficient to assure full repayment. Consumer lending is also generally considered to involve additional credit risk than traditional mortgage lending because of the type and nature of the collateral and, in certain cases, the absence of collateral. Lease financing is also considered to involve a higher degree of credit risk than single-family residential lending due primarily to the relatively rapid depreciation of assets securing leases such as equipment, phone systems, computers, automobiles and furniture. In addition, the Company is subject to increased risk of loss on the disposition of the residual value of the equipment underlying its leases. For many of the Company's leases the Company retains the residual value of the leased property upon expiration of the lease. In the event that the residual value is less than provided for in the lease, the Company may have a loss related to the disposition of such property. However, because residual values on the Company's leases generally have not been materially below the equipment value at lease-end and a majority of the Company's leases are bought out or extended at the end of their terms, the Company has not experienced any material losses in this area to date.

         A portion of the Company's growth in its business activities is due to the acquisition and formation of several companies over the last several years including the Equipment Leasing Company, PAM Financial Corporation, Procall Teleservices Progress Realty Advisors, Inc., Progress Financial Resources, Inc. and Primary Capital Corp. The Company plans to continue to add to the variety of its business lines through both the strategic hiring of talented individuals and the acquisition of whole businesses. The success of past and future acquisitions will depend on a variety of factors, including the ability of the Company to integrate such businesses into its current operations, its ability to control incremental expenses from such acquisitions, its ability to evaluate the assets generated by such business for purposes of asset/liability management and credit quality and its ability to retain the personnel to operate such lines of business. Although the Company believes based on past experience that it will be able to manage its growth from acquisitions effectively, there can be no assurance that the Company will be able to achieve results in the future similar to those achieved by its existing operations. In addition, because the Company has only recently expanded to commercial lending lines of business, particularly in the areas of equipment lease financing and lending to the technology sector, the historical performance of the Company's loan portfolio should not be viewed as an indication of future trends in the Company's current loan portfolio.

High Risks Related to Increased Emphasis on Lending to the Technology Sector

         The Bank's specialty lending division provides customized financial services to Mid-Atlantic Region-based companies , primarily in the technology, healthcare and insurance industries. The specialty lending division focuses on lending to companies within the technology sector. While the Company seeks relationships with companies that have already received initial venture capital and have reported annual revenues of at least $1.0 million, many of these companies are still in the initial phase of operations and have limited operating histories. Accordingly, because these companies do not have a history of profitable operations and because there is no assurance that such companies will be successful in the long term, such lending involves a higher degree of risk than residential or traditional commercial business lending. However, the Company attempts to minimize its risk by primarily emphasizing depository relationships with such companies in their initial start-up phase. The initial lending relationship by the Bank requires a pledge of deposits or qualifying accounts receivable as collateral for the loan. The Bank generally will not make unsecured loans to such companies and intends to limit the aggregate amount of loans to companies in the technology sector to 15% of the Company's total loans outstanding. In addition, the Company has also committed to invest up to $3.3 million in Progress Capital Fund, L.P., a $9.1 million fund managed by a subsidiary of the Company, which commenced operations in late 1997 and provides subordinated debt financing to early-stage Mid-Atlantic based technology companies. Because of the start-up and speculative nature of the companies that the fund targets, such investment involves a higher degree of risk than traditional equity investments.

Dependence of the Company on Key Personnel

         W. Kirk Wycoff, President and Chief Executive Officer of the Company, maintains a significant role in the development and management of the Company's business. In addition, the Company has assembled senior management personnel primarily with commercial banking experience to run the Company's separate business operations, including Robert J. Bifolco, Senior Vice President of Commercial Banking, Steven Hobman, Senior Vice President for Specialized Lending, Eric J. Morgan, Senior Vice President for Credit and Administration, Richard T. Powers, Senior Vice President and Chief Operations Officer, Michael
B. High, Senior Vice President and Chief Financial Officer and Donald M. DeMaio, Senior Vice President of Retail Division as well as H. Wayne Griest, Chairman and Chief Executive Officer of Progress Realty Advisors, Inc., the Company's mortgage banking subsidiary, and George R. Mark, Executive Vice President of the Company, whose responsibilities include oversight of equipment leasing, telemarketing, insurance and financial planning services, and development of new business services. While the Company and Mr. Wycoff have entered into an employment agreement, the Company does not have employment agreements with its other executive officers. However, certain officers have entered into Termination and Change of Control Agreements with the Company and have been granted stock options to purchase Common Stock of the Company. The loss of services of Mr. Wycoff or other senior executives could have an adverse effect on the Company.

Risks Related to Failure to Qualify as a Qualified Thrift Lender

         The Company, as a unitary thrift holding company, and the Bank, as a federally chartered savings bank, are subject to extensive governmental supervision and regulation, which is intended primarily for the protection of depositors. In addition, the Company and the Bank are subject to changes in federal and state law, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be accurately predicted at this time but could adversely affect the business and operations of the Company and the Bank.

         All federal savings banks are subject to the qualified thrift lender ("QTL") test that requires at least 65% of a savings association's portfolio assets to be qualified thrift investments ("QTI"). QTI generally have included an unlimited amount of housing-related loans and investments. In 1996, legislation was enacted expanding the types of investments qualifying as QTI to include, without limitation as to amount, loans for education purposes, loans to small businesses and loans made through credit cards or credit card accounts.
These amendments to the QTL test allow the Bank to pursue its strategy of providing a full range of banking services and emphasizing commercial lending while continuing to comply with the QTL test.

         In the event that the Bank fails to comply with the QTL test due to its increased emphasis on commercial lending, or any other reason, the Bank could be required to convert to a bank charter and the Company could be required to register as a bank holding company. Under the Home Owners Loan Act, as amended ("HOLA"), a federal savings bank that does not meet the QTL test must either convert to a bank charter or comply with the following restrictions on its operations: (i) the association may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the association shall be restricted to those of a national bank; (iii) the association shall not be eligible to obtain any new advances from its FHLB; and (iv) payment of dividends by the association shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the association ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations). In addition, the HOLA would require the Company to register as a bank holding company within one year of the failure of the QTL test by the Bank. Under such circumstances or if the Bank were to convert to a bank charter, the Company would become subject to all of the provisions of the Bank Holding Company Act of 1956, as amended, and other statutes applicable to bank holding companies, in the same manner and to the same extent as if the Company were a bank holding company. As a bank holding company, the Company would be subject to restrictions on its activities as well as restrictions on the activities of its non-bank subsidiaries. In such case the Company would be also be required to maintain certain minimum capital requirements. The Company does not believe that the Bank will not be able to satisfy the QTL test or that it will be required to register as a bank holding company in the foreseeable future. However, in the event that the Company were required to register as a bank holding company, it does not believe that the activities restrictions or the applicable capital requirements would have a material effect on its business and operations.

Potential Adverse Effects of Changes in Interest Rates and the Current Interest Rate Environment

         The operations of the Company are substantially dependent on its net interest income, which consists of the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most financial institutions, the Company's earnings are affected by changes in market interest rates and other economic factors beyond its control. If an institution's interest earning assets have shorter effective maturities than its interest bearing liabilities, the yield on the institution's interest earning assets generally will adjust more rapidly than the cost of its interest bearing liabilities and as a result, the institution's net interest income generally would be adversely affected by material and prolonged decreases in interest rates and positively affected by comparable increases in interest rates.

         In addition to affecting interest income and expense, changes in interest rates also can affect the market value of the Company's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. Generally, the market value of fixed-rate instruments fluctuates inversely with changes in interest rates. At December 31, 1998, the Company had $12.4 million of investment securities which were classified as held to maturity in accordance with the terms of Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"). Such designation effectively restricts the Company's ability to sell such assets in order to meet its liquidity needs or in response to increases in interest rates. Generally, the reclassification and sale of any of such assets could result in the remainder of the Company's portfolio of investment and mortgage-backed securities classified as held to maturity being reclassified as available for sale. Pursuant to SFAS No. 115, securities classified as available for sale must be reported at fair value, with unrealized gains or losses being reported as a component of comprehensive income. The Company's investment and mortgage-backed securities (including securities classified as available for sale) had an aggregate carrying value and market value of $176.8 million and $176.9 million, respectively, at December 31, 1998.

         Changes in interest rates also can affect the average life of loans and mortgage-related securities. Decreases in interest rates generally result in increased prepayments of loans and mortgage-backed securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, the Company is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. A significant increase in the level of interest rates may also have an adverse effect on the ability of certain of the Company's borrowers with adjustable-rate loans to repay their loans.

Failure of Computer Systems to Reorganize the Year 2000 Could Adversely Affect the Company's Operations

                  The Year 2000 issue concerns the potential  impact of historic computer software code that utilizes only two digits to represent the calendar year (i.e. "98" for "1998"). Software so developed, and not corrected, could produce inaccurate or unpredictable results commencing upon January 1, 2000, when current and future dates present a lower two digit number than dates from the prior century. The Company, similar to most financial service providers, is significantly subject to the potential impact of the Year 2000 issue due to the nature of financial information. Potential impacts to the Company may arise from software, computer hardware, and other equipment both within the Company's direct control and outside of the Company's ownership, yet with which the Company electronically or operationally interfaces. Financial institution regulators have intensively focused upon Year 2000 exposures, issuing guidance concerning the responsibilities of senior management and directors. Year 2000 testing and certification is being addressed as a key safety and soundness issue in conjunction with regulatory exams. In order to address the Year 2000 issue, the Company has developed and implemented a five-phase plan divided into the following major components: 1) awareness; 2) assessment; 3) renovation; 4) validation; and 5) implementation. The Company has divided these phases into the following three categories: 1) internal; 2) vendors; and 3) customers. The company has completed the first three phases for all three categories. Because the Company outsources its data processing and item processing operations, a significant component of the Year 2000 plan is to work with external vendors to test and certify their systems as Year 2000 compliant. Based on conversations with critical vendors the completion of phase four is anticipated by the end of the first quarter of 1999. The Company has established a Year 2000 committee which meets bi-weekly and reports at least quarterly to the Board of Directors on the progress toward achieving and certifying Year 2000 compliance. The Company's current plan is to complete the Year 2000 project by June 30, 1999. Final validation testing with the Company's primary data processor is scheduled for the first quarter of 1999. The Company has no internally generated programmed software coding to correct, as all of the software utilized by the
Company is  purchased  or  licensed  form  external  providers.  The Company has determined that it has little or no exposure to contingencies related to Year 2000 issues for products it has sold. The Company has initiated formal communications with all of its significant suppliers and customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issues. The Company is requesting that third party vendors represent their products and services to be Year 2000 compliant and that they have a program to test for that compliance. The response of certain third parties, however, is beyond the control of the Company. To the extent that adequate responses have not been received, the Company is prepared to develop contingency plans, with the completion of those plans scheduled no later than March 31, 1999. At this time the Company cannot estimate the additional cost, if any, that might develop from such contingency plans. The Company's total Year 2000 estimated project cost, which is based upon currently available information, includes expenses for the review and testing related to third parties, including government entities. However, there can be no guarantee that the hardware, software, and systems of such third parties will be without unfavorable Year 2000 impact and therefore present a material adverse impact upon the Company. Year 2000 compliance costs incurred during fiscal 1998 have totaled approximately $56,000, the majority of which is related to software upgrades for ATM's and telephone systems. The Company anticipates spending approximately $270,000 in fiscal 1999 in conjunction with changes to and testing of technological aspects of its delivery structure. These costs are exclusive of internal costs related with non-dedicated personnel which are not tracked separately. At this time no significant projects have been delayed as a result of the Company's Year 2000 effort. Despite the Company's activities with regard to the Year 2000 issue, there can be no assurance that partial or total systems interruptions or the costs necessary to update hardware and software would not have a material adverse effect upon the Company's business, financial condition, results of operations, and business prospects.

Competition Within the Bank's Market Area

         Competition in the banking and financial services industry is intense. In its market area, the Company competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Company and may offer certain services that the Company does not or cannot provide. The profitability of the Company depends upon its continued ability to successfully compete in its market area. However, in order to maintain its competitive position, the Company may be required to reduce rates charged on its various lending products while maintaining its rate paid on its deposit liabilities (its principal source of funds), which could result in a reduction in the Company's interest rate spread and interest rate margin and which would adversely affect its profitability.

No Assurance the Company Will Continue to Pay Cash Dividends

         The Company suspended dividend payments on the Common Stock after the second quarter of 1990 in order to conserve its capital resources in light of operating losses and the inability of the Bank to meet its risk-based capital requirement at the time. However, due to an improvement in the Company's results of operations and net proceeds from the Company's stock offering in 1996, the Company initiated a quarterly cash dividend policy of $.02 per share beginning with the third quarter of 1996, which was increased to $.03 per share in the third quarter of 1997 and $.04 per share in the third quarter of 1998. Dividends are subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will not be reduced or eliminated in future periods. The Company's ability to pay dividends on the Common Stock depends on its receipt of dividends from the Bank.

Anti-takeover Provisions Could Discourage Takeover Attempts

         Certain provisions of the Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law as well as a shareholder rights plan adopted by the Company, could have the effect of discouraging non-negotiated takeover attempts which certain stockholders might deem to be in their interest and making it more difficult for stockholders of the Company to remove members of its Board of Directors and management. In addition, various federal laws and regulations could affect the ability of a person, firm or entity to acquire the Company or shares of its Common Stock.

                                   THE COMPANY

         Progress Financial Corporation (the "Company") is a Delaware corporation headquartered in Blue Bell, Pennsylvania. The Company is a unitary thrift holding company and the sole stockholder of Progress Bank (the "Bank"), a federally-chartered savings bank, which has been engaged in the thrift business since 1878. The Bank conducts its business through eight banking offices located in Montgomery County, one banking office in Delaware County, one banking office in Chester County and one banking office in the Andorra section of Philadelphia, in southeastern Pennsylvania. Unless the context otherwise requires, references herein to the Company include the Bank. At December 31, 1998, the Company had total consolidated assets of $647.4 million, total consolidated liabilities of $590.8 million, including total consolidated deposits of $406.5 million, corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely junior subordinated debentures of the Company of $15.0 million and total consolidated stockholders' equity of $41.6 million.

         The Company's current business strategy is to operate as a profitable, diversified financial institution providing a full range of banking services with an emphasis on commercial real estate and commercial business loans to small and medium size businesses, as well as residential construction and consumer lending, funded primarily by customer deposits. As a complement to this core business, the Company has expanded its business activities to include: equipment leasing; insurance and financial planning; commercial mortgage banking; asset management, managing a fund which provides subordinated debt financing primarily to technology companies in the Mid-Atlantic region; and communications and telemarketing, which provide a steady source of fee income. As a result of increased acquisitions of small to medium-sized financial institutions by large bank holding companies in southeastern Pennsylvania, the Company believes that there is a significant market opportunity for the Bank to provide a full range of commercial banking services to small to middle-market commercial customers seeking personalized service that is generally unavailable to such customers at larger regional and national institutions.

         Historically, the principal business of the Company consisted of attracting deposits from the general public through its branch office network and using such deposits to originate loans secured by first mortgage liens on existing single-family residential real estate and existing multi-family residential and commercial real estate as well to originate construction loans (which included land acquisition and development loans). Prior to 1995, such lending activities comprised, in the aggregate, at least 80% of the Company's total loan originations. Beginning in 1995, the Company started to change its focus and to modify its operations to become more like a commercial bank. The Company's emphasis shifted to commercial business, commercial real estate and construction lending and equipment leasing, with a focus on providing such banking services to small to medium-sized businesses, including companies in the technology sector. The Company's shift in focus to providing a full range of commercial banking services also coincided with the recent acquisitions of small to medium-sized banking institutions by larger bank holding companies and the consolidation in the banking industry which has limited the number of lenders available to small commercial borrowers. Since 1995, the Company has not emphasized residential lending and has only originated a limited amount of single-family residential mortgage loans.

         The Company also invests in mortgage-backed securities, including securities which are insured or guaranteed by the U.S. Government and agencies thereof, and other similar investments permitted by applicable laws and regulations. In addition, the Bank is involved in real estate development and related activities, through its subsidiaries, primarily to facilitate the completion and sale of certain property held as real estate owned.

         The principal sources of funds for the Company's activities are deposits, amortization and repayment of loans, proceeds from sales of assets classified as available for sale, net savings inflows and advances from the Federal Home Loan Bank ("FHLB") of Pittsburgh. The Company's principal sources of revenues are interest and other payments on loans, including origination and servicing fees, interest on investments and mortgage-backed securities, service charges on deposits, gains (losses) from mortgage banking activities and from the sale of loans and mortgage-backed securities classified as available for sale and other fee income. Its principal expenses are interest paid on deposits, advances from the FHLB of Pittsburgh and other borrowings, provisions for possible loan and lease losses and real estate owned, personnel, occupancy and equipment, and other administrative expenses.

         The Company, as a registered thrift holding company, is subject to examination and regulation by the Office of Thrift Supervision ("OTS") and is subject to various reporting and other requirements of the Commission. The Bank, as a federally chartered savings bank, is subject to comprehensive regulation and examination by the OTS, as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), which administers the Savings Association Insurance Fund ("SAIF"), which insures the Bank's deposits to the maximum extent permitted by law.

         The Bank is a member of the FHLB of Pittsburgh, which is one of the 12 regional banks which comprise the FHLB System. The Bank is further subject to regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") governing reserves required to be maintained against deposits and certain other matters.

         The Company's principal executive offices are located at Four Sentry Parkway, Suite 230, Blue Bell, Pennsylvania 19422-0764, and its telephone number is (610) 825-8800.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from sales of Offered Stock. See "Selling Stockholders" for a list of those persons who will receive the proceeds from such sales.

                              SELLING STOCKHOLDERS

         This Prospectus covers the offer and sale by certain of the Selling Stockholders of the Common Stock issued to them in connection with the Company's acquisition of the Primary Capital Corp. The Selling Stockholders received an aggregate of 54,003 shares of Common Stock pursuant to this acquisition. The Company has agreed that it will cause to be registered under the Securities Act the resale of all of such Common Stock received by the Selling Stockholders.

         The table below sets forth each Selling Stockholder's name, the maximum number of shares of Common Stock offered hereby by such Selling Stockholder and the number of shares of Common Stock to be held by such Selling Stockholder after the Offering.

-------------------------     -------------------------   ---------------------
                                 Maximum Number of            Number of Shares
                                   Shares to be                 Owned After
     Name                       Sold in the Offering          the Offering(1)

Christopher L. Campbell                26,461                        0
Michael A. Basile, Jr.                 27,542                        0
-------------------------     -------------------------    ---------------------


(1) Because the Selling Stockholders may sell all, some or none of the Offered Stock, there can be no assurance as to the number of shares of Offered Stock which will be held by each Selling Stockholder upon completion of the Offering. Even if no shares of Offered Stock are sold, however, no Selling Stockholder would hold one percent or more of the outstanding Common Stock upon completion of the Offering (based on the total number of shares of Common Stock held by the Selling Stockholders as of the date hereof).

                          DESCRIPTION OF CAPITAL STOCK

         The Company is currently authorized to issue up to 12,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. At December 31, 1998, the Company had 5,263,000 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. The capital stock of the Company does not represent or constitute a savings account or deposit of the Company or the Bank and is not insured by the FDIC or any other governmental agency.

Common Stock

         General. Each share of Common Stock has the same relative rights and is identical in all respects with each other share of Common Stock. The Common Stock is not subject to call for redemption and, upon receipt by the Company of the full purchase price therefor, each share of Common Stock offered hereby will be fully paid and non-assessable.

         Voting Rights. Except as provided in any resolution or resolutions adopted by the Board of Directors establishing any series of Preferred Stock, the holders of Common Stock possess exclusive voting rights in the Company. Each holder of Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders. Stockholders are not permitted to cumulate votes in elections of directors.

         Dividends. The holders of the Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor.

         Pre-emptive Rights. Holders of the Common Stock do not have any pre-emptive rights with respect to any shares which may be issued by the Company in the future; the Company, therefore, may sell shares of Common Stock without first offering them to its then-existing stockholders.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, all assets of the Company available for distribution, subject to the rights of the holders of any Preferred Stock which may be issued with a priority in liquidation or dissolution over the holders of the Common Stock.

Preferred Stock

         The Board of Directors of the Company is authorized to issue Preferred Stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The Preferred Stock may be issued in distinctly designated series, may be convertible into Common Stock and may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both.

         The authorized but unissued shares of Preferred Stock (as well as the authorized but unissued and unreserved shares of Common Stock) are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of Preferred Stock would be issued, stockholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, stockholder approval may be required pursuant to the requirements for continued listing of the Common Stock on the Nasdaq National Market System or the requirements of any exchange on which the Common Stock may then be listed.

Warrants to Purchase Common Stock

         As of December 31, 1998, the Company had warrants to purchase 303,183 shares of Common Stock ("Warrants") outstanding (as adjusted for subsequent stock dividends). The following is a summary of the material provisions of the Warrants. The Warrants are not savings accounts or deposits of the Company or the Bank and are not insured by the FDIC or any other governmental agency.

         The Company issued 12 units consisting of subordinated debt and Warrants in a private placement on June 30, 1994, with each unit consisting of $250,000 of subordinated debt and Warrants to purchase 27,562 shares of Common Stock (as adjusted for subsequent stock dividends). Because fractional units were issued, there are currently twelve holders of the Warrants. Four of the directors and executive officers of the Company own 82,686 Warrants. The remaining 220,497 Warrants are held by eight individuals or entities.

         Each Warrant entitles the holder thereof to purchase one share of the Common Stock at an exercise price (the "Exercise Price") of $5. 44 (as adjusted for subsequent stock dividends). The Warrants may be exercised, in whole or in part, until 5:00 p.m., Eastern Time, on June 30, 1999.

         The Exercise Price is subject to adjustment upon the occurrence of certain events, including the issuance of Common Stock as a dividend or distribution on the Common Stock and subdivisions, combinations and certain reclassifications of Common Stock. No adjustment in the Exercise Price will be required unless such adjustment would require a change of at least 1% of the Exercise Price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

         The Warrants do not confer upon the holders thereof any of the rights or privileges of a stockholder. Accordingly, the Warrants do not entitle holders thereof to receive any dividends, to vote, to call meetings or to receive any distribution upon a liquidation of the Company. The Company has authorized and reserved for issuance a number of shares of Common Stock sufficient to provide for the exercise of the rights represented by the Warrants. Shares issued upon exercise of the Warrants will be fully paid and non-assessable. Warrants not exercised prior to 5:00 p.m., Eastern Time, on June 30, 1999 shall become null and void.

         The Company has filed a registration statement with the Commission with respect to the shares of Common Stock underlying the Warrants and has agreed to use its best efforts to maintain the effectiveness of such registration statement until the earlier to occur of the exercise of all the Warrants or June 30, 1999. In the event that the Company plans to repurchase or bid for shares of Common Stock, whether on the open market or otherwise, the Company may request that holders of Warrants that have not previously been sold, if any, suspend or postpone the distribution thereof for a period of 45 days or more; provided, however, the aggregate amount of days during which the Company can delay the offering or distribution of the Warrants shall not exceed 90 days during any 12 month period.

Preferred Stock Purchase Rights

         In April 1990, the Company's Board of Directors declared a dividend distribution of one preferred stock purchase right ("Right") for each outstanding share of Common Stock (including subsequently issued shares such as those proposed to be issued in connection with the Offering). Each Right entitles each registered holder, upon the occurrence of certain events, to purchase from the Company a unit consisting of one one-hundredth of a share (a "Rights Unit") of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $40.00 per Rights Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer and Trust Company, as Rights Agent.

         The Rights will separate from the Common Stock and be distributed on a date ("Distribution Date") which will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons, other than employee benefit plans of the Company (an "Acquiring Person"), has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) ten business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Common Stock.

         Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Rights were declared, including shares to be issued in the Offering, will contain a notation incorporating by reference the Rights Agreement and (iii) the surrender for transfer of any certificate for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable after the Distribution Date, separate certificates representing the Rights (the "Rights Certificates") will be mailed to the holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. The Rights will not be exercisable until the Distribution Date and will cease to be exercisable at the close of business on May 11, 2000, unless the Rights are earlier redeemed by the Company as described below.

         Unless the Rights are redeemed earlier pursuant to the Rights Agreement, in the event that, at any time following the Stock Acquisition Date,
(i) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or in which the Common Stock of the Company is changed into or exchanged for other securities of any other person or cash or any other property, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise and payment of the Purchase Price, common stock of the acquiring company having a value equal to two times the exercise price of the Right. In addition, unless the Rights are redeemed pursuant to the Rights Agreement, in the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon exercise and payment of the Purchase Price, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The events set forth in this paragraph are referred to in the Rights Agreement as a "Triggering Event." Following the occurrence of a Triggering Event, any Rights that are, or (under certain circumstances) were, beneficially owned by any Acquiring Person shall immediately become null and void.

         At any time after a person becomes an Acquiring Person, the Company may exchange all or part of the Rights (other than Rights which previously have been voided as set forth above) for shares of Common Stock (an "Exchange") at an exchange ratio of one share per Right, as such may be appropriately adjusted to reflect any stock split or similar transaction.

         In general, the Company may redeem the Rights in whole, but not in part, at any time until ten days following the Stock Acquisition Date, at a price of $.01 per Right ("Redemption Price"). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.

         Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to a preferential liquidation payment equal to the greater of $100 per share or an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock.

         The Rights may have certain antitakeover effects. The Rights would cause substantial dilution to a person or group that acquires 20% or more of the outstanding shares of Common Stock of the Company if a Triggering Event thereafter occurs without the Rights having been redeemed or in the event of an Exchange. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors because the Rights are redeemable under certain circumstances.

Transfer Agent

         The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

         Each of the Selling Stockholders may sell his, her or its shares of Offered Stock directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of Offered Stock may be effected in one or more transactions that may take place on the Nasdaq Stock Market, including block trades or ordinary broker's transactions, or through privately-negotiated transactions, or in accordance with Rule 144 under the Securities Act (or any other applicable exemption from registration under the Securities Act), through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. Sales of the Offered Stock may be effected to cover previous short sales of Common Stock.

         The Selling Stockholders may affect transactions by selling the Offered Stock directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or negotiated discounts, concessions or commissions from the Selling Stockholders.

         The aggregate proceeds to the Selling Stockholders from the sale of the Offered Stock will be the purchase price of the Offered Stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distribution of the Offered Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

          Each Selling Stockholder and any other person participating in a distribution of the Offered Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M and Rules 101 through 105 thereunder. Regulation M governs the activities of persons participating in a distribution of securities and, consequently, may restrict certain activities of, and limit the timing of purchases and sales of Offered Stock by, Selling Stockholders and other persons participating in a distribution of Offered Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock being offering hereby will be passed upon for the Company by the law firm of Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

------------------------------------------      --------------------------------



         No dealer, salesman or any other
person has been authorized to give any
information or to make any representation
not contained in this Prospectus, and,if
given or made, such information and
representation must not be relied upon as
having been  authorized by the Compoany,                   54,003 SHARES
a Selling  Stockholder or any other person.
This  Prospectus does not constitute an
offer to sell or a solicitation of an offer
to buy any of the securities offered hereby
in any state to any  person to whom it is
unlawful  to make such offer in such state.       PROGRESS FINANCIAL CORPORATION
Neither  the delivery  of this  Prospectus
nor any sales  made  hereunder  shall,
under any circumstances, create any
implication that there has been no change in
the affairs of the  Company  since the                    COMMON STOCK
date hereof.





                                                         -------------
                                                           PROSPECTUS
                                                         -------------

               TABLE OF CONTENTS

                                         Page

Where You Can Find More Information..      1
Risk Factors.........................      3
The Company..........................     10
Use of Proceeds......................     12
Selling Stockholders.................     12
Description of Capital Stock........      13              March , 1999
Plan of Distribution.................     17
Legal Matters........................     18
Experts...............................    18







---------------------------------------------  ---------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

SEC registration fee                                                $ 218
Legal fees and expenses                                             5,000
Accounting fees and expenses                                        2,000
Miscellaneous expenses                                              1,782
                                                                   ------
     Total                                                         $9,000*
-----------------

*        Estimated.


Item 15.   Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law ("DGCL") sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Certificate of Incorporation and Bylaws of the Company provide that the directors, officers, employees and agents of the Company shall be indemnified to the full extent permitted by law. Such indemnity shall extend to expenses, including attorney's fees, judgements, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions. Section 102(b)(7) of the DGCL sets forth circumstances under which a director's personal liability to a corporation or its stockholders for money damages for breach of fiduciary duty as a director may be eliminated or limited. The Certificate of Incorporation provides for the limitation of personal liability of directors to stockholders for monetary damages to the Company or its stockholders for such director's breach of fiduciary duty as a director of the Company to the full extent permitted by law.

         The Company carries a liability insurance policy for its officers and directors.

Item 16.   Exhibits and Financial Statement Schedules.

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a)      List of Exhibits:

Exhibit No.                     Exhibit                            Location
-----------                     -------                            --------

4(a)         Specimen Common Stock certificate                        (1)

4(b)         Specimen Preferred Stock Purchase Rights Certificate     (2)

5            Opinion of Elias, Matz, Tiernan & Herrick L.L.P.          *
             regarding legality of securities being registered

23(a)        Consent of Elias, Matz, Tiernan & Herrick L.L.P.          --
             (contained in the opinion included as Exhibit 5)

23(b)        Consent of PricewaterhouseCoopers LLP                     *

24 Powers of Attorney (included in the signature page to the -- initial filing of this Registration Statement)

---------------


*        Filed hereunder.


(1) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 33-10160) filed with the Commission on November 13, 1986.

(2) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form 8-A filed with the Commission on April 30, 1990.

         (b)      Financial Statement Schedules.

         No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Whitpain, Commonwealth of Pennsylvania on the 5th of March 1999.


PROGRESS FINANCIAL CORPORATION



By:      /s/ W. Kirk Wycoff
         W. Kirk Wycoff
         Chairman, President and Chief
           Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of Progress Financial Corporation whose signature appears below hereby appoints W. Kirk Wycoff and Michael B. High, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-3, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable Progress Financial Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.


/s/ W. Kirk Wycoff                                          Date: March 5, 1999
--------------------
W. Kirk Wycoff
Chairman, President and Chief Executive
 Officer (principal executive officer)


/s/ Michael B. High                                        Date:  March 5, 1999
---------------------
Michael B. High
Senior Vice President and Chief Financial
 Officer (principal financial and accounting officer)

/s/ William O. Daggett, Jr.                                Date:  March 5, 1999
----------------------------
William O. Daggett, Jr.
Director

/s/ Joseph R. Klinger                                      Date:  March 5, 1999
----------------------------
Joseph R. Klinger
Director

/s/ John E. F. Corson                                      Date:  March 5, 1999
-----------------------------
John E. F. Corson
Director

/s/ Kevin J. Silverang                                     Date:  March 5, 1999
-----------------------------
Kevin J. Silverang
Director

/s/ Paul M. LaNoce                                         Date:  March 5, 1999
-----------------------------
Paul M. LaNoce
Director

/s/ William L. Mueller                                     Date:  March 5, 1999
-----------------------------
William L. Mueller
Director

/s/ Charles J. Tornetta                                    Date:  March 5, 1999
-----------------------------
Charles J. Tornetta
Director

/s/ Janet E. Paroo                                         Date:  March 5, 1999
------------------------------
Janet E. Paroo
Director

/s/ H. Wayne Griest                                        Date:  March 5, 1999
------------------------------
H. Wayne Griest
Director


------------------------------
A. John May, III                                           Date:  March _, 1999
Director

                                  EXHIBIT INDEX


Exhibit No.                        Exhibit                            Location
-----------                        -------                            --------

4(a)           Specimen Common Stock certificate                         (1)

4(b)           Specimen Preferred Stock Purchase Rights Certificate      (2)

5              Opinion of Elias, Matz, Tiernan & Herrick L.L.P.           *
               regarding legality of securities being registered

23(a)          Consent of Elias, Matz, Tiernan & Herrick L.L.P.          --
               (contained in the opinion included as Exhibit 5)

23(b)          Consent of PricewaterhouseCoopers LLP                      *

24             Powers of Attorney (included in the signature page        --
               to the initial filing of this Registration Statement)

--------------------

*     Filed herewith.


(1)Exhibit is incorporated by reference tot he Registrant's Registration Statement on Form S-8 (File No. 33-10160) filed with the Commission on
      November 13, 1986.

(2)Exhibit is incorporated by reference to the Registrant's Registration Statement on Form 8-A filed with the Commission on April 30, 1990.

                                                                   EXHIBIT 5
                                   Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                            Telephone (202) 347-0300

                                  March 5, 1999

Board of Directors
Progress Financial Corporation
Four Sentry Parkway
Suite 230
Blue Bell, Pennsylvania  19422-0764

Re:      Registration Statement on Form S-3
         54,003 Shares of Common Stock

Ladies and Gentlemen:

         We have acted as special counsel to Progress Financial Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement") which registers 54,003 shares of the Company's common stock, $1.00 par value per share (the "Shares"), for resale by certain stockholders of the Company who acquired the Shares pursuant to an exemption from the registration requirements contained in Section 5 of the Securities Act. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

         Based upon the foregoing, it is our opinion that the Shares have been legally issued and are fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part thereof.

                                          ELIAS, MATZ, TIERNAN & HERRICK L.L.P.


                                          By:      /s/ Kenneth B. Tabach
                                                  Kenneth B. Tabach, a Partner

                                                        PricewaterhouseCoopers
                                                       2400 Eleven Penn Center
                                                         Philadelphia PA 19103
                                                      Telephone (215) 963 8000
                                                      Facsimile (215) 963 8700
                                                   Direct phone (410) 783-8832
                                                     Direct fax (410) 783-7612




                         CONSENT OF INDEPENDENT AUDITORS






We consent to the incorporation by reference in the Registration Statement of Progress Financial Corporation on Form S-3 of our report dated January 22, 1998, on our audits of the consolidated financial statements of Progress Financial Corporation as of December 31, 1997, and 1996 and for each of the three years in the period ended December 31, 1997, which report is included in the Progress Financial Corporation's 1997 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."

/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 5, 1999

                                   Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                            Telephone (202) 347-0300

                                  March 8, 1999

                                    VIA EDGAR



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Progress Financial Corporation
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         Attached for filing on behalf of Progress Financial Corporation is a Registration Statement on Form S-3 (the "Registration Statement") which is being filed pursuant to the requirements of Regulation S-T. In accordance with Regulation S-T, the required registration fee has been wire transferred to the account of the Securities and Exchange Commission at Mellon Bank, Pittsburgh, Pennsylvania.

         Please do not hesitate to call the undersigned at the above-listed number if there are any questions regarding the Registration Statement or if we can be of assistance in any way.

         As always, the staff's cooperation is greatly appreciated.

                                                        Sincerely yours,

                                                        /s/ Kenneth B. Tabach

                                                       Kenneth B. Tabach